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                        TASHLIK, KREUTZER & GOLDWYN P.C.
                       833 Northern Boulevard - Suite 160
                              Great Neck, NY 11021

                                            January 7, 1997

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                      Re: Medialink Worldwide Incorporated

Gentlemen:

     As counsel for Medialink Worldwide Incorporated, a Delaware corporation (the "Corporation"), we are familiar with the Amended and Restated Certificate of Incorporation and the Amended and Restated By-Laws of the Corporation and the corporate proceedings taken by the Corporation in connection with the preparation and filing of a Registration Statement on Form S-1 (the "Registration Statement) covering the Offering. The 2,300,000 shares of Common Stock include 300,000 shares of Common Stock issuable upon the exercise by Dean Witter Reynolds Inc. and Wheat First Butcher Singer of the over-allotment option.

     Based upon the foregoing, we are of the opinion that:

     1. The Corporation is a duly organized and validly existing corporation under the laws of the State of Delaware; and

     2. Upon the filing of the Corporation's Amended and Restated Certificate of Incorporation, the 2,300,000 shares of Common Stock will be duly authorized, and when issued and sold as described in the Registration Statement will be legally issued, fully paid and non-assessable.

     We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus forming part of the Registration Statement and to the filing of this opinion as Exhibit 5.1 thereto.

                                       Very truly yours,

                                       /s/ Tashlik, Kreutzer & Goldwyn P.C.

TK&G:pc